Exhibit 99.1

News Release	Pfizer
	Media Relations: Investor Relations:	Patricia Kelly +1 (212) 733-3810 patricia.kelly@pfizer.com Chuck Triano +1 (212) 733-3901 charles.e.triano@pfizer.com

SCOTT GOTTLIEB ELECTED TO PFIZER’S BOARD OF DIRECTORS
NEW YORK, NY—June 27—Pfizer Inc. (NYSE:PFE) today announced the election of Dr. Scott Gottlieb to its Board of Directors, effective immediately. Dr. Gottlieb, age 47, was also appointed to the Regulatory and Compliance Committee and the Science and Technology Committee of Pfizer’s Board.
Dr. Gottlieb, a physician and medical policy expert, is currently a Special Partner of New Enterprise Associations, Inc.’s healthcare investment team and a Resident Fellow of the American Enterprise Institute. He served as the 23rd Commissioner of the U.S. Food and Drug Administration (FDA) from 2017 to 2019. Prior to serving as Commissioner, Dr. Gottlieb held several roles in the public and private sectors, including serving as the FDA’s Deputy Commissioner for Medical and Scientific Affairs and as a Senior Adviser to the Administrator of the Centers for Medicare and Medicaid Services, where he helped implement the Medicare drug benefit, advance policies to improve healthcare quality and promote the effective use of new medical technologies.
Dr. Gottlieb is also an elected member of the National Academy of Medicine.
Dr. Gottlieb received a B.A. in Economics from Wesleyan University and an M.D. from Mount Sinai School of Medicine.
“We are fortunate to have Dr. Gottlieb join Pfizer’s Board of Directors,” stated Ian Read, Pfizer Executive Chairman. “Scott’s expertise in health care, public policy and the industry will be an asset to our company and enable our shareholders to continue to benefit from a Board representing a balance of experience, competencies and perspectives.”
“We welcome Dr. Gottlieb to Pfizer’s Board of Directors,” said Dr. Albert Bourla, Pfizer Chief Executive Officer. “Through his work as a physician and his time at the FDA, Scott has continually demonstrated an understanding of both patients’ needs and the rapidly changing dynamics of biopharmaceutical research and development.”

Pfizer Inc.: Breakthroughs that change patients’ lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products. Our global portfolio includes medicines and vaccines as well as many of the world's best-known consumer health care products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world's premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.pfizer.com. In addition, to learn more, please visit us on www.pfizer.com and follow us on Twitter at @Pfizer and @Pfizer_News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.